Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2014, relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

San Jose, California

May 5, 2014